Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) dated the 28th day of January, 2009 is entered into between Midwest Racing, Inc., a California corporation (“Midwest”), Dover Motorsports, Inc., the ultimate corporate parent to Midwest (“Dover”, and collectively with Midwest, “Seller”) and Gulf Coast Entertainment, L.L.C., a Delaware limited liability company (“Buyer”).

WITNESSETH

WHEREAS, Seller owns 100% of the authorized, issued and outstanding stock (hereafter collectively the “Stock”) of Memphis International Motorsports Corporation, a Tennessee corporation d/b/a Memphis Motorsports Park (the “Company”); and

WHEREAS, the Company owns and holds good and marketable fee title to that certain parcel of real property and all the buildings and improvements thereon as fully described in Exhibit A hereto (the “Real Property”) and good and marketable title to all of its other owned assets and facilities thereon or as otherwise held or situated (the “Property”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase 100% of the Stock on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises, covenants, warranties and representations herein, the parties agree as follows:

Section 1. Definitions.

In addition to the terms elsewhere defined, the following terms shall have the following meanings:

1.1 “Buyer’s LLC Agreement” shall mean the Limited Liability Company Agreement of Buyer.

1.2 “Cash Purchase Price” shall mean the sum of $10,000,000.

1.3 “Closing Date” shall be the date on which the closing occurs, which shall be no more than three days after all the closing conditions set forth herein have been satisfied, unless otherwise mutually agreed by the parties. Closing shall be deemed effective, and the events scheduled for the Closing Date herein shall be deemed to occur simultaneously, as of 12:01 a.m. on the day on the Closing Date.

1.4 “Confidentiality Agreement” shall mean that certain confidentiality agreement dated the 12th day of June, 2008 between Buyer and Dover Motorsports, Inc.

1.5 “Interest in Buyer” shall mean a 2% Special Member interest in Buyer.

1.6 “Project Funding” shall mean funding for the Alabama Motorsports Park, a Dale Earnhardt, Jr. Speedway has been secured, to Buyer’s reasonable satisfaction, and Buyer has the ability to draw down on the funds to pay the Purchase Price.

1.7 “Purchase Price” shall mean both the Cash Purchase Price and the Interest in Buyer.

1.8 “Special Member” shall mean a Special Member as defined in Section 1.53 to Buyer’s LLC Agreement attached as Exhibit B.

1.9 “Tax(es)” shall mean all federal, state or local income, gross receipts, sales, use, real property or similar taxes, assessments, fees, or other governmental charges, together with any interest or penalties thereon.

Section 2. Sale of the Stock.

2.1 Acquisition of Stock. Upon Closing, on the Closing Date, Seller hereby agrees to sell the Stock, free and clear of any and all liens, charges, pledges, claims, security interests, rights of others, and other encumbrances, and Buyer agrees to purchase the Stock and to pay the Purchase Price to Seller. On or before the Closing Date, Seller shall deliver all stock certificates for the Stock to Buyer properly endorsed.

2.2 Cash Purchase Price. The Cash Purchase Price of $10,000,000 shall be paid to Seller by wire transfer as follows:

On February 27, 2009, Buyer will provide Seller a non-refundable deposit of $100,000, which deposit shall be credited against the Cash Purchase Price.

Upon Closing, the $9,900,000 balance of the Cash Purchase Price shall be paid by 5:00 PM EST on the Closing Date.

2.3 Interest in Buyer. Upon Closing, Buyer shall deliver to Midwest or Dover on the Closing Date a Membership Certificate evidencing Midwest’s or Dover’s Interest in Buyer.

2.4 Environment Assessment. Buyer shall have until February 27, 2009 to obtain a Phase I environmental assessment of the Real Property with results that are satisfactory to it or to otherwise satisfy itself as to the environmental condition of the Real Property. If the results are not satisfactory to it, Buyer may terminate this Agreement, provided that Seller shall be provided with the reason(s) for dissatisfaction and be afforded a reasonable opportunity to cure or remediate any environmental deficiency or concern. In such event, and notwithstanding anything herein to the contrary, Buyer shall not be required to pay the deposit referenced in Section 2.2 until Seller has made the cure or remediation or otherwise provided to Buyer adequate assurances that it will do so.

2.5 Project Funding. Should Project Funding not occur by April 30, 2009, either party may terminate this Agreement upon written notice to the other party; provided that upon the request of any party, the parties will discuss in good faith the extension of the foregoing termination date. Buyer shall notify Seller when Project Funding occurs and agrees that it will ensure that the initial draw of funds under Project Funding must include the Cash Purchase Price. Buyer shall not be obligated to proceed with the transactions contemplated herein or pay the $9,900,000 balance of the Cash Purchase Price if Project Funding does not occur.

2.6 Conditions to Closing. Buyer’s obligation to pay the Purchase Price and Seller’s obligation to sell the Stock on the Closing Date is subject to the fulfillment on or before the Closing

Date of each of the following conditions: the conditions set forth in Section 2.4 and 2.5 above; the representations and warranties set forth in Section 3.1, 3.2, 3.3, 3.4 and 3.7 shall be true and correct as of the date hereof and the Closing Date; the execution of the Management Agreement, as defined in Section 4.3, between Buyer and Dover, in form and substance satisfactory to Buyer and Dover; and all covenants and agreements contained in this Agreement to be performed by Midwest, Company, Dover and Buyer shall have been performed and complied with in all material respects. Buyer’s obligation to close is further contingent upon the Risk of Loss provision set forth in Section 8 below. There shall be no other conditions to Closing. Other than as set forth above, a breach of a representation or warranty shall give rise to an indemnity claim under Section 6 but not affect Closing. Buyer shall upon execution of this Agreement continue to have full and complete access to all of the books, records, contracts, leases, Tax returns, and accounts of the Company and may make such examination and take such excerpts therefrom as Buyer may deem necessary or desirable. Upon the mutual agreement of the parties, or in the event the conditions described in this section have not been satisfied by April 30, 2009, this Agreement may be terminated; provided that upon the request of any party, the parties will discuss in good faith the extension of the foregoing termination date.

Section 3. Representations and Warranties by Seller and Company.

Seller and Company represent and warrant to Buyer that as of the date of this Agreement and as of the Closing Date:

3.1 Corporate Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with full corporate authority to own and operate its Property and conduct its business. Seller has no knowledge of any jurisdiction where qualification to do business as a foreign corporation by Company is necessary or where failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted.

3.2 Authorization. Seller has all full and complete legal capacity, right, and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, and Seller has taken all action required to be taken by it by law, its Certificate of Incorporation or By Laws, or otherwise to authorize or ratify the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Further, the offer and sale of the Stock to Buyer does not constitute a violation of any state of federal securities laws or any Blue Sky laws.

3.3 Capitalization. The Stock of the Company consists of 1,000 shares of Common Stock, of which 250 shares are issued and outstanding. The Stock is, and when delivered and paid for in compliance with the provisions of this Agreement will be, duly authorized, validly issued in compliance with all applicable laws, rules, and regulations and fully paid and nonassessable. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities, and there are no equity securities of the Company reserved for issuance for any purpose. There are no agreements, arrangements, proxies or understandings that restrict or otherwise affect voting or transfer of any of the capital stock of the Company. The Company does not own, directly or indirectly, and has no contract to acquire, any capital stock of or other direct or indirect equity interest in any Person.

3.4 Title to Stock. Seller is the owner of, and has good and marketable title in fee simple absolute to the Stock. Notwithstanding anything in this Agreement to the contrary, Seller forever warrants its title to the Stock of the Company to be sold, assigned, and transferred pursuant to this Agreement, and Seller will forever indemnify and save harmless the Buyer, its successors and assigns, for and from any and all claims and demands of any kind or nature whatsoever that may be made to, under, or against any of such Stock, and against any lien, execution, or attachment upon any such Stock, made by any person claiming to hold or have a right to any interest therein by or through Seller.

3.5 Material Contracts. A list of all of the Company’s agreements/contracts in effect as of the date of this Agreement with a value of $100,000 or more and all other contracts-material to the Company, including any sanction agreements with NASCAR and NHRA (hereafter collectively the “Material Contracts”) along with the current expiration dates thereof if applicable are set forth in Exhibit C. The Material Contracts are to the Seller’s and Company’s knowledge valid, binding and in full force and effect in all material respects, and except for the sanction agreements, no consents are required for such Material Contracts to remain valid, binding and in full force and effect as a result of the consummation of the transactions contemplated herein. There are no leases outstanding with respect to the Real Property. Seller and Company further represent and warrant that all races at the Memphis Motorsports Park are under contract with Company and not Midwest or Dover or any other third party. A list of all major sanctioned races, along with all the other functions and events owned, sponsored, held, or operated by Company at the Memphis Motorsports Park, is attached hereto as Exhibit D. If requested by Buyer, Company and Seller shall provide Buyer prior to Closing with copies of any agreements relating to the aforementioned races, functions, or events to the extent material. Dover will guarantee fulfillment of the obligations of Company under its sanction agreements with NASCAR for the 2009 season pursuant to the terms of the Management Agreement, as defined in Section 4.3.

3.6 Financial Statements. The Company’s balance sheet , statements of income and cash flows as of December 31, 2008 (the “Financial Statements”), are attached hereto as Exhibit E, are true and correct, and fairly present the financial condition of the Company as of that date as a subsidiary of a larger organization providing funding and other services described in Section 4.3; they do not, however, represent the financial condition that the Company might have had as a stand alone entity.

3.7 Effect of Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder, will result in the creation of any lien, charge or encumbrance on the Stock, the Real Property or the Property of Company. The Stock is presently, and will continue to be through the Closing Date, free of any and all liens, options, warrants, calls, subscription rights, security interests, debts, attachments, executions, commitments of any kind, or other encumbrances whatsoever and not subject to any preemptive rights or rights of first refusal. Further, no consent, approval, authorization or release from any third party is required in connection with the Seller’s and Company’s valid execution, delivery, and performance of this Agreement or transfer and assignment of the Stock to Buyer, other than consent from Seller’s lenders which will be obtained by Seller at or prior to Closing. Other than as provided above, no representation or warranty is made as to the assignability of any agreement to which Company is a party or the effect that the transactions contemplated hereby will have on the other parties to such agreements.

3.8 Litigation and Other Legal Matters. There is no demand, claim, action, suit, litigation, arbitration, mediation, settlement, order, or other proceeding of any kind or nature whatsoever pending, or to Seller’s knowledge threatened or reasonably expected, against Company or its Real Property or Property or its officers, directors, members, managers, employees, agents, or servants or the Stock which, if sustained, would materially adversely affect Company’s business after the Closing Date, or Buyer’s use and enjoyment of the Real Property, Property and Stock of Company.

3.9 Judgments. There has been no decision, order or other holding arising out of any litigation, arbitration, mediation, order, settlement or other proceeding involving Company which will materially adversely affect the continuation by Company or Buyer, after the Closing Date, of the business as presently operated by Company, or the use and enjoyment of the Real Property, Property and Stock of Company.

3.10 Tax Matters. Company has timely filed all required federal, state, and local Tax returns and all necessary reports and returns for all other Taxes due to the federal, state, and local governmental agencies, and it has set up adequate reserve for, or fully paid and discharged, all such

Taxes accrued up to the Closing Date. These returns are true and correct in all material respects. All Taxes shown to be due and payable on such returns, any assessments imposed, and all other Taxes due and payable by the Company on or before the Closing Date have been paid or will be paid by the Seller and Company prior to the time they become delinquent. There are no litigations, proceedings, assessments, reassessments, charges, fees, or audits arising out of or relating to Taxes pending, threatened, or anticipated against the Company.

3.11 No Indebtedness. Company has no indebtedness for borrowed money other than indebtedness to be discharged on or prior to the Closing Date. As of the Closing Date, the Company will have no debts of any kind or nature whatsoever other than those incurred in the ordinary course of business consistent with past practices, such as trade payables and vehicle or equipment leases. Further, Seller and Company will ensure that no mortgages, liens, charges, executions, attachments, security interests, or other monetary encumbrances exist with respect to the Real Property, Property, the Stock, or the Company as of the Closing Date. All inter-company accounts will be eliminated prior to the Closing Date.

3.12 Conduct of Business. Company is not prohibited by agreement or by law from conducting its business. No investigation of Company or its business by any governmental agency, which could materially adversely affect its business, is now in process or to the best of its knowledge is threatened, and Company is not in violation of any law, regulation or other governmental enactment in the conduct of its business which could materially adversely affect Company or its business.

3.13 Labor. Company is not a party to any collective bargaining agreement with any labor union and Seller and Company have no knowledge that there is currently pending or threatened petition by employees of Company for a representation election. There is no contract of employment with any officer, director, agent, servant, or employee of the Company which is not terminable at will.

3.14 Insurance. Company has had and will have as of the Closing Date Comprehensive General Liability, Comprehensive Automobile Liability, Workers Compensation, Employer’s Liability, and Umbrella Liability (or other excess liability) insurance policies in force which provided or provide coverage for all occurrences of bodily injury, personal injury and/or property damage and workers compensation that have occurred or will have occurred prior to the Closing Date for which claims have been or will have been made or will be made in the future.

3.15 Environmental. To Seller’s and Company’s knowledge, since July 1, 1998, Company, its operations and facilities, and the Real Property have been, and will continue to be as of the Closing Date, in compliance in all material respects with all local, state, and federal environmental laws, rules, and regulations and no environmental condition currently exists or, other than as disclosed in environmental assessments provided to Buyer, has existed (including the presence, storage, release or disposal of hazardous substances) related thereto which would constitute a violation of any local, state, or federal environmental law, rule, or regulation or result in any environmental penalty, fine, or liability of any kind or nature whatsoever. Company and Seller have provided Buyer with copies of any and all environmental reports, studies, memos, correspondence or other documents whatsoever to their knowledge or in their possession conducted with respect to, or in any way relating to, the Real Property, the Company, its operations, and facilities.

3.16 Real Property. The Company has valid, good and marketable fee simple title to all the Real Property free and clear of all liens and encumbrances whatsoever, excepting those which have been disclosed to Buyer on the title report delivered to Buyer. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to such property or interests. The Real Property, and the improvements, buildings and structures thereon, (i) constitute all of the real property used or operated by the Company, and (ii) may continue to be used for the operation of its business as currently operated by the Company after the Closing. To Seller’s knowledge, the Company holds all permits and licenses it is required to maintain in connection with the operation of the facilities located on the Real Property. The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property, or any portion thereof or interest therein. To Seller’s and Company’s knowledge, all improvements on the Real Property are structurally sound and adequately supported by the soils and foundations thereunder and are free from material defects and any need for material repairs. The Real Property is serviced by utilities sufficient to enable the Real Property and the improvements thereon to continue to be used in a manner consistent with Company’s past practice.

Section 4. Representations and Warranties by Buyer.

Buyer represents and warrants to Seller that as of the date of this Agreement:

4.1 Corporate Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Authorization. Buyer has all limited liability company power to enter into this Agreement and to consummate the transactions contemplated hereby, and Buyer has taken all action required to be taken by it by law, the Buyer LLC Agreement, or otherwise to authorize or ratify the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer has passed a binding Resolution (attached hereto as Exhibit F) that upon the Closing of this transaction, requires that Buyer shall amend the Buyer LLC Agreement to, reflect Midwest or Dover as a 2% Special Member effective as of the Closing Date.

4.3 Familiarity with Business; AS IS, WHERE IS Sale. Buyer and its officers are familiar with the condition of Company, its assets and facilities and the financial condition and the operations of Company’s business and have conducted all examinations and investigations with respect thereto as they have deemed necessary or desirable. Subject to the representations or warranties of Seller and Company and Dover and the other terms and conditions contained in this Agreement, Buyer is proceeding with the Closing on an “AS IS, WHERE IS” basis with respect to Company, its assets and facilities based solely upon its working knowledge of Company’s business and any examinations and investigations made prior to the Closing Date and not in reliance upon any representations or warranties of Seller or Company or Dover other than those contained in this Agreement. Buyer acknowledges that Company relied on Dover for administrative or systems support (including financial, legal, human resources, information services, risk management and ticketing services) (collectively, “Management Services”) and prior to the Closing Date, Buyer and Dover shall negotiate a management agreement (the “Management Agreement”) pursuant to which Dover will provide Management Services to Buyer for the racetrack facility on the Real Property and for the racetrack facility to be owned or operated by Buyer at the Alabama Motorsports Park, a Dale Earnhardt, Jr. Speedway.

Section 5. Closing.

At the Closing, Seller and/or Company shall deliver to Buyer the following:

(a)	A copy of the Certificate of Incorporation of the Company; its By-Laws, minute book, share book and seal; a copy of the deed or deeds to the Real Property; a copy of the previously existing title policy issued with respect to the Real Property, and all other papers relating to the title to such property; and all other books of account, records, and contracts of the Company;

(b)	Certificates for all of the Stock of the Company, duly endorsed for transfer, with proper state transfer tax stamps affixed, if applicable;

(c)	The resignations of each officer and director of the Company properly executed and duly accepted by the Company (other than the resignation of the Company’s vice president and general manager); and

(d)	Such other deliverables as are expressly required by the terms of this Agreement.

Section 6. Indemnification.

6.1 As of the Closing Date, Seller agrees to defend, indemnify and hold harmless Buyer from and against the following:

6.1.1 Breach or Misrepresentation. Any and all damage, loss, deficiency, cost or expense resulting from a misrepresentation by Seller or Company or Dover in this Agreement or Seller’s or Company’s or Dover’s breach of any warranty in this Agreement, or from non-fulfillment of any obligations hereunder on the part of Seller.

6.1.2 Lawsuits and Legal Matters Relating to This Transaction. Any and all claims, causes of action, actions, suits, other proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing Section 6.1.1.

6.1.3 Insurance Claims. Any and all claims, causes of action, actions, suits, other proceedings, demands, penalties, fines, assessments, settlements, arbitrations, mediations, orders, losses, liabilities, damages or judgments against Company or its officers, directors, members, managers, employees, servants, agents or assigns to the extent arising or accruing on or prior to the Closing Date, including the costs and reasonable legal and other expenses incident to the foregoing, to the extent of a nature which would be covered by a broad form insurance policy or policies providing comprehensive general liability, automobile liability, workers’ compensation or employer’s liability coverage, or to the extent that the insurance coverage referred to in Section 3.14 is inadequate or to the extent the insurers under such policies improperly deny coverage.

6.1.4 Other Lawsuits and Legal Matters. To the extent indemnification is not otherwise provided under Section 6.1.1, 6.1.2 or 6.1.3, any and all claims, causes of action, actions, suits, other proceedings, demands, penalties, fines, assessments, settlements, arbitrations, mediations, orders, losses, liabilities, damages or judgments against Company or its officers, directors, members, managers, employees, servants, agents or assigns to the extent but only to the extent arising or accruing on or prior to the Closing Date, including the costs and reasonable legal and other expenses incident to the foregoing.

6.1.5 Environmental Claims Excluded. Unless addressed by Section 6.1.1, Seller shall have no liability for claims arising from the environmental condition of the Real Property including any liability relating to the presence, storage, releases or disposed of hazardous substances.

6.2 As of the Closing Date, Buyer agrees to defend, indemnify and hold harmless Seller from and against the following:

6.2.1 Breach or Misrepresentation. Any and all damage, loss, deficiency, cost or expense resulting from a misrepresentation by Buyer in this Agreement or Buyer’s breach of any warranty in this Agreement, or from non-fulfillment of any obligations hereunder on the part of Buyer.

6.2.2 Lawsuits and Legal Matters Relating to This Transaction. Any and all claims, causes of actions, actions, suits, other proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing Section 6.2.1.

6.3 Survival. The indemnification obligations contained in this Section shall expire two (2) years from the Closing Date, except for those arising from (i) Taxes, which will expire six months after the expiration of the statute of limitations on any such Tax deficiency, (ii) the indemnification obligations contained in Section 6.1.3, which shall expire, when applicable, six (6) months after expiration of the applicable statutes of limitations if not brought/asserted by that time, and (iii) a breach of the representations and warranties contained in Section 3.3, 3.4 or 3.7, which shall not expire.

6.4 Notice of Claims. Each party shall give the other party prompt notice of any claim by third parties which, if successful, would result in any obligation or liability covered by the indemnification provided for in this Agreement and shall promptly tender the defense of same to the potential indemnifying party. The tendering party shall have the right, at its own expense, to participate in the defense of any litigation and to participate in any settlement negotiations or alternative dispute resolution process with respect to any such third-party claim.

6.5 Liability Cap; No Consequential Damages. Neither party shall be liable to the other under this Section for indemnification obligations in excess of $2,000,000, except that no indemnification cap shall exist for claims arising (i) under Section 6.1.3, (ii) from a breach of a covenant contained herein or any obligation imposed after the date hereof, including those relating to Taxes under Section 11.2, (iii) from a breach of a representation or warranty contained in Sections 3.3, 3.4, 3.7 or 3.10. Neither party shall be liable to the other for that party’s lost profits or other consequential or incidental damages. However, to the extent that a third party’s claim otherwise covered by the indemnity obligations herein includes such damages, the preceding sentence shall not apply. In the event that this transaction does not close due to Buyer’s failure to receive Project Funding, Seller’s sole and exclusive remedy against Buyer shall be Seller’s entitlement to retain the $100,000 non-refundable deposit which shall serve as liquidated damages. Otherwise, following Closing nothing contained in this Section shall limit Seller’s ability to sue for and recover the balance of the Cash Purchase price if not paid as provided herein or Buyer’s ability to require transfer of the Stock as provided herein.

6.6 Insurance Offset. To the extent that a party has insurance to cover a claim subject to indemnification hereunder, this agreement is not intended to waive any rights to coverage and the indemnifying party shall have the right to pursue collection of insurance proceeds.

Section 7. Conduct of Business.

Between the date of execution hereof and the Closing Date, Seller will cause Company to conduct Company’s business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Seller will not dispose of any of its Real Property or Property, cause or allow Company to make distributions of any kind outside the ordinary course of business consistent with past practice, or cause or allow Company to incur any expense outside the ordinary course of business consistent with past practice, prior to the Closing Date without the prior consent of Buyer. On the Closing Date, Company shall have working capital (but no cash) consistent with that reflected on the Financial Statements, subject to fluctuations in the ordinary course of business as allowed under the terms hereof. Seller will not cause Company to delay payables or accelerate receivables outside the ordinary course of business consistent with past practice. Seller and Company represent and warrant that, other than with respect to general economic conditions and their effect on the motorsports industry, there has not been as of December 31, 2008 nor as of the date of the execution of this Agreement: (i) any material adverse change in the Company’s financial condition, Real Property, Property, liabilities, or business, other than changes in the ordinary course of business; (ii) any damage, destruction or loss materially and adversely affecting the Real Property, Property or business; or (iii) any event or condition of any character materially adversely affecting the Company’s business. Should any of the foregoing occur between the date of execution of this Agreement and the Closing Date, Seller and Company will promptly inform Buyer.

Section 8. Risk of Loss.

In the event of any destruction, theft, loss or damage to Company’s Real Property or Property prior to the Closing Date, Seller shall assign to Buyer its right to recover insurance proceeds but shall have no other liability to Buyer (other than satisfaction of the deductible). Notwithstanding the foregoing, if, prior to the Closing Date, the Real Property is (i) condemned in whole or in part, or (ii) damaged or destroyed in an amount exceeding $500,000, then in the event that these occurrences can reasonably be expected to result in a loss to the Company of any of its three major sanctioned races, this Agreement shall become null and void at Buyer’s option (to be exercised within thirty (30) days) or Buyer may renegotiate with Seller a new mutually agreeable Purchase Price.

Section 9. Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Buyer and Seller. Thereafter, prior to Closing, Buyer and Seller shall consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and review by the other party of such release, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange. The parties agree that prior to Closing, any public statements they make shall be consistent with such press releases.

Section 10. Employee Benefits.

Company has no employee benefit plans other than those established by Dover and participation by Company’s employees in benefits provided by Dover shall cease on the Closing Date provided, however, that Seller and/or Dover shall be responsible for providing Company’s employees all benefits, such as vested pension benefits, earned or accrued as of the Closing Date (but excluding vacation pay properly accrued on the Financial Statements). Dover shall provide Buyer with benefits related information prior to the Closing Date. Buyer agrees to provide substantially comparable benefits to Company employees post closing (excluding pension).

Section 11. Tax Matters.

11.1 Section 338(h)(10) Election. Buyer and Seller intend that for income tax purposes this stock purchase transaction will be treated as a purchase for cash of the assets of Company. To the extent Buyer elects to form a wholly owned corporate subsidiary to act as Buyer hereunder, Buyer and Seller are eligible to and shall make a timely and effective joint election (the “338(h)(10) Election”) under Section 338(h)(10) of the Internal Revenue Code. No later than ten (10) days prior to the Closing Date, Seller will deliver to Buyer a completed Internal Revenue Form 8023-A and the required schedules (the “Form”) providing for the 338(h)(10) Election. If any changes or supplements are required to the Form, Seller and Buyer will promptly agree on such changes. Seller and Buyer shall execute the Form on or prior to the Closing Date. After the Closing Date, Seller will file the Form, and any required supplements, and will provide assurance to Buyer that it has done so. Buyer shall provide such information as Seller may request from it in order to prepare the Form and any required supplements. None of Buyer, Seller and their affiliates shall take any action or fail to take any action which would cause the 338(h)(10) Election not to be made; provided that if Buyer does not elect to form a wholly owned corporate subsidiary to act as Buyer hereunder, then the foregoing covenants of Buyer contained in this Section 11.1 shall be void.

11.2 Liability for Taxes. Seller shall be liable for, and shall indemnify and hold Buyer harmless from any Taxes imposed on Company for any taxable period, or portion thereof, ending on or before the Closing Date. Buyer shall be liable for, and shall indemnify and hold Seller harmless from any Taxes imposed on Company for any taxable period beginning after the Closing Date. Buyer agrees to pay to Seller any refund received (whether by payment, credit, offset or otherwise) after the Closing Date by Buyer or Company, in respect of any Taxes for which Seller is liable hereunder.

Seller agrees to pay to Buyer any refund received (whether by payment, credit, offset or otherwise) by Seller in respect of any Taxes for which Buyer is liable hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within thirty (30) days of receipt. Any sales, use, real property transfer, or similar taxes arising from the transactions contemplated by this Agreement shall be the responsibility of Buyer except as otherwise specified herein, such as any applicable stock transfer tax (which shall be the responsibility of Seller).

All income and deductions of Company for periods ending on or prior to the Closing Date will be included in the consolidated federal income tax returns of Dover’s consolidated tax group. Buyer and Company, shall cooperate with Dover and shall make available all necessary records and timely take all action necessary to allow Dover or its affiliates to prepare and file its returns.

In the event Buyer or Seller (the “Receiving Party”) receives notice of any examination, claim, adjustment, or other proceeding with respect to the liability of Company for Taxes for any period for which the other party is or may be liable hereunder(the “Liable Party”) the Receiving Party shall immediately notify the Liable Party in writing and the Liable Party shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided it may not, without the consent of the Receiving Party agree to any settlement which could result in an increase in the amount of Taxes for which the Receiving Party is liable hereunder. The parties shall cooperate with each other and will consult with each other, in the negotiation and settlement of any proceeding. The parties will preserve and retain all returns, schedules, work papers and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to Company and interview employees as they shall deem necessary.

Section 12. Certain Insurance Matters.

All insurance policies maintained by Dover for the benefit of Company shall terminate at the end of the Closing Date or on such other date as may be mutually agreed upon by both Buyer and Seller. Coverage for matters occurring prior to the Closing Date shall not be affected by such termination. If requested by Buyer , Dover, Seller, and Company agree to provide Buyer with copies of these policies and all relevant information relating thereto prior to the Closing Date and to reasonably assist Buyer with the timely renewal thereof.

Section 13. Miscellaneous.

13.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by a recognized overnight delivery service, in person or mailed, certified or registered mail with postage prepaid, or sent by telecopier, as follows:

(a)	if to Seller, to:

Denis McGlynn

President and CEO

Midwest Racing, Inc.

c/o Dover Motorsports, Inc.

1131 N. DuPont Highway

Dover, DE 19903

Telephone: 302-857-3200

Facsimile: 302-734-3142

in each case, with a copy to:

Klaus M. Belohoubek

Senior Vice President-General Counsel

Midwest Racing, Inc.

c/o Dover Motorsports, Inc.

3505 Silverside Road

Plaza Centre Bldg., Suite 203

Wilmington, DE 19810

Telephone: 302-475-6756

Facsimile: 302-477-3555

(b)	if to Buyer, to:

Mike Dow

President and Managing Member

Gulf Coast Entertainment, L.L.C.

P.O. Box 241

Mobile, AL 36601

Office Telephone: 251-431-9882

Cell Phone: 251-604-4747

Facsimile: 251-431-9867

in each case, with a copy to:

Ben Kilborn

Director of Operations

Gulf Coast Entertainment, L.L.C.

P.O. Box 241

Mobile, AL 36601

Office Telephone: 251-431-9882 ext. 3

Facsimile: 251-431-9867

In each case with a copy to:

Bill Futterer

Futterer Partners LLC

4030 Wake Forest Road

Suite 300

Raleigh, NC 27609

Office Telephone: 919-522-4773

Facsimile: 919-719-2710

or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notice, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

13.2 Entire Agreement. This Agreement, the Confidentiality Agreement, and the other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

13.3 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Buyer may assign this Agreement to a wholly owned subsidiary provided that it remain secondarily liable hereunder. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.4 Amendment and Modification. This Agreement may only be amended, modified and supplemented in writing by the parties hereto.

13.5 Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its commercially reasonable best efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

13.6 Enforcement. Except for the ability of the Buyer and Seller not to close this transaction for the valid reasons set forth herein and except for those reasons resulting in the Seller’s right to retain the $100,000 non-refundable deposit as its sole and exclusive remedy, the parties otherwise agree that irreparable damage would occur in the event that any of the remaining provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that under such circumstances the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any state court located in the County of New Castle, State of Delaware or in the United States District Court for the District of Delaware for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, and (b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the actions brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

13.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

13.8 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the conflict of laws rules thereof).

13.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.10 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

13.11 Time. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by its duly authorized officers as of the date first above written.

Midwest Racing, Inc.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Memphis International Motorsports Corporation d/b/a Memphis Motorsports Park

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Dover Motorsports, Inc.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Gulf Coast Entertainment L.L.C.

By:	/s/ Michael C. Dow
Name:	Michael C. Dow
Title:	President and Managing Member

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